Exhibit 23.2

MERCER	155 North Wacker Drive, Suite 1500
Chicago, IL 60606
Phone 312 917 9900
Fax 312 917 8999
www.mercer.com
                       MARSH MERCER
MMC             GUY CARPENTER OLIVER WYMAN
The Board of Directors
HSBC Holdings plc
I, Jennifer Jakubowski, consent to be named as valuation actuaries of the HSBC North America (US) Retirement Income Plan in the 2010 Annual Report on Form 20-F of HSBC Holdings plc and inclusion of references to us under the heading “Experts” in the registration statements (nos. 333-10474, 333-92024, 333-102027, 333-103887, 333-104203, 333-109288, 333-113427, 333-127327, 333-126531, 333-135007, 333-143639, 333-145859, 333-155338, 333-158054, 333-158065, 333-162565 and 333-170525).
February 1, 2011

/s/ Jennifer Jakubowski
Name and signature